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                                  EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the Registration Statement of the 1995 Stock Option Plan of Grill Concepts, Inc. on Form S-8 (File No. 333-04181) and the Registration Statement of the 1998 Comprehensive Stock Option and Award Plan of Grill Concepts, Inc. on Form S-8 (File No. 333-57369) of our report dated April 7, 2000 on our audits of the consolidated financial statements of Grill Concepts, Inc. and Subsidiaries as of December 26, 1999 and December 27, 1998 and for each of the three fiscal years in the period ended December 26, 1999, which report is included in the Company's Annual Report on Form 10-K.


PricewaterhouseCoopers LLP


Los Angeles California
April 10, 2000